EXHIBIT 22.1

Subsidiary Issuer of Guaranteed Securities

BlackRock Finance, Inc. (formerly known as BlackRock, Inc.), a Delaware corporation (“Old BlackRock”), is a consolidated subsidiary of BlackRock, Inc. (formerly known as BlackRock Funding, Inc.), a Delaware corporation (“New BlackRock”) and a guarantor of New BlackRock’s debt securities. New BlackRock is also an issuer of registered debt securities, which are guaranteed by Old BlackRock. As of December 31, 2025, the registered debt securities were as follows:

New BlackRock registered debt securities guaranteed by Old BlackRock:

Name of Issuer	State of Formation of Issuer	Description of Registered Debt Securities
BlackRock, Inc.	Delaware	4.700% Notes due 2029

BlackRock, Inc.	Delaware	5.000% Notes due 2034

BlackRock, Inc.	Delaware	3.750% Notes due 2035

BlackRock, Inc.	Delaware	5.250% Notes due 2054

BlackRock, Inc.	Delaware	4.600% Notes due 2027

BlackRock, Inc.	Delaware	4.900% Notes due 2035

BlackRock, Inc.	Delaware	5.350% Notes due 2055

Old BlackRock registered debt securities guaranteed by New BlackRock:

Name of Issuer	State of Formation of Issuer	Description of Registered Debt Securities
BlackRock Finance, Inc.	Delaware	3.200% Notes due 2027

BlackRock Finance, Inc.	Delaware	3.250% Notes due 2029

BlackRock Finance, Inc.	Delaware	2.400% Notes due 2030

BlackRock Finance, Inc.	Delaware	1.900% Notes due 2031

BlackRock Finance, Inc.	Delaware	2.10% Notes due 2032

BlackRock Finance, Inc.	Delaware	4.750% Notes due 2033